Exhibit 5.3

[Loyens & Loeff N.V. Letterhead]

To: Fiat Chrysler Automobiles N.V. 25 St. James’s Street London SW1A 1HA United Kingdom

re	Dutch law legal opinion - Fiat Chrysler Automobiles N.V. - Issuance of the Notes and granting of the Guarantees.
reference	24373409

Amsterdam, 9 May 2017

Dear Sir, Madam,

1	INTRODUCTION
We have acted as special counsel on certain matters of Dutch law to the Company, in connection with, among others things, the registration of the Notes and the Guarantees in accordance with the Registration Statement.

2	DEFINITIONS

2.1	Capitalised terms used but not (otherwise) defined herein are used as defined in the Schedules to this opinion letter.

2.2	In this opinion letter:
2015 Indenture means the document listed in paragraph 1 of Schedule 1 (Opinion Documents).
Company means Fiat Chrysler Automobiles N.V., registered with the Trade Register under number 60372958.
Execution Date means the date on which a Security, Note Guarantee or the FCFUS Indenture is executed.
FCFUS Indenture means the document listed in paragraph 3 of Schedule 1 (Opinion Documents).
Guarantees means the guarantees by the Company of senior unsecured debentures, notes or other evidences of indebtedness to be issued by Fiat Chrysler Finance US Inc. under the FCFUS Indenture represented by one or more Note Guarantees.

Notes means the senior unsecured debentures, notes and other evidence of indebtedness to be issued by the Company under the 2015 Indenture represented by either one or more Securities.
Note Guarantee means the document listed in paragraph 4 of Schedule 1 (Opinion Documents).
Opinion Documents means the documents listed in Schedule 1 (Opinion Documents).
Relevant Date means the date of the Resolutions and the date of the 2015 Indenture.
Resolutions means the Delegation Resolution, the CEO Resolution and the 2016 Minutes.
SEC means the United States Securities and Exchange Commission.
Securities Act means the United States of America’s Securities Act of 1933, as amended from time to time.
Security means the document listed in paragraph 2 of Schedule 1 (Opinion documents).
Trade Register means the trade register of the Chamber of Commerce in the Netherlands.

3	SCOPE OF INQUIRY

3.1
For the purpose of rendering this opinion letter, we have only examined and relied upon electronically transmitted copies of the executed 2015 Indenture and electronically transmitted copies of the following documents, which we consider to be the documents necessary under Dutch law for the purpose of providing the opinions set out in this opinion letter:

(a)	an excerpt of the registration of the Company in the Trade Register dated 24 October 2014 (the Former Excerpt);

(b)	an excerpt of the registration of the Company in the Trade Register dated 8 May 2017 (the Excerpt);

(c)	the deed of incorporation of the Company dated 1 April 2014;

(d)
the articles of association (statuten) of the Company included in the deed of amendment of the articles of association of the Company dated 11 October 2014, effective per 12 October 2014 (the Articles);

(e)	the regulations of the board of directors (bestuursreglement) of the Company dated 29 October 2014 (the Board Regulations);

(f)
a certified summary of the discussions, actions and resolutions taken at the meeting of the board of directors of the Company held on 28-29 October 2014 regarding, inter alia the delegation of certain decisions of the Chief Executive Officer of the Company (the Delegation Resolution);

(g)	the resolution of the Chief Executive Officer of the Company dated 9 April 2015 (the CEO Resolution);

(h)	a certified excerpt of the minutes of the board of the Company held on 21 December 2016 (the 2016 Minutes); and

(i)	the final registration statement on Form F-3 dated 9 May 2017 filed by the Company with the SEC under the Securities Act (the Registration Statement).

3.2	We have undertaken only the following searches and inquiries (the Checks) at the date of this opinion letter:

(a)	an inquiry by telephone at the Trade Register, confirming that no changes were registered after the date of the Excerpt;

(b)	an inquiry by telephone at the bankruptcy clerk's office (faillissementsgriffie) of the court in Amsterdam, the Netherlands, confirming that the Company is not listed in the insolvency register;

(c)
    an online inquiry on the relevant website (www.rechtspraak.nl) of the EU Registrations with the Central Insolvency Register (Centraal Insolventie Register) confirming that the Company is not listed on the EU Registrations with the Central Insolvency Register; and

(d)
an online inquiry on the relevant website (http://eur-lex.europa.eu/) of the list referred to in article 2(3) of Council regulation (EC) No 2580/2001, Annex I of Council regulation (EC) No 881/2002 and the Annex to Council Common Position 2001/931 relating to measures to combat terrorism, all as amended from time to time, confirming that the Company is not listed on such annexes.

3.3
We have not reviewed any documents incorporated by reference or referred to in the Opinion Documents (unless included as an Opinion Document) and therefore our opinions do not extend to such documents.

4	NATURE OF OPINION

4.1
We only express an opinion on matters of Dutch law and the law of the European Union, to the extent directly applicable in the Netherlands, in force on the date of this opinion letter, excluding unpublished case law, all as interpreted by Dutch courts and the European Court of Justice. We do not express an opinion on tax law, competition law, sanction laws and financial assistance. The terms "the Netherlands" and "Dutch" in this opinion letter refer solely to the European part of the Kingdom of the Netherlands.

4.2
Our opinion is strictly limited to the matters stated herein. We do not express any opinion on matters of fact, on the commercial and other non-legal aspects of the transactions contemplated by the Opinion Documents and on any representations, warranties or other information included in the Opinion Documents and any other document examined in connection with this opinion letter, except as expressly stated in this opinion letter.

4.3
In this opinion letter Dutch legal concepts are sometimes expressed in English terms and not in their original Dutch terms. The concepts concerned may not be identical to the concepts described by the same English term as they exist under the laws of other jurisdictions. For the purpose of tax law a term may have a different meaning than for the purpose of other areas of Dutch law.

4.4	This opinion letter and any non-contractual obligations arising out of or in relation to this opinion letter are governed by Dutch law.

4.5
This opinion letter is issued by Loyens & Loeff N.V. Individuals or legal entities that are involved in the services provided by or on behalf of Loyens & Loeff N.V. cannot be held liable in any manner whatsoever. The limitation of liability included in the General Terms & Conditions (as referred to in the footer on the first page of this opinion letter) does not apply to this opinion letter.

5.	OPINIONS
The opinions expressed in this paragraph 5 (Opinions) should be read in conjunction with the assumptions set out in Schedule 2 (Assumptions) and the qualifications set out in Schedule 3 (Qualifications). On the basis of these assumptions and subject to these qualifications and any factual matters or information not disclosed to us in the course of our investigation, we are of the opinion that as at the date of this opinion letter:

5.1	Corporate status
The Company has been duly incorporated and is validly existing as a naamloze vennootschap (public limited liability company) under Dutch law.

5.2	No insolvency
Based solely on the Excerpt and the Checks, the Company has not been granted a suspension of payments (surseance verleend) or declared bankrupt (failliet verklaard) by a court in the Netherlands.

5.3	Corporate power
The Company has the corporate power to execute the Opinion Documents, to issue the Notes, to grant the Guarantees and to perform its obligations thereunder.

5.4	Due authorisation

5.4.1	The execution by the Company of the Opinion Documents has been duly authorised by all requisite corporate action on the part of the Company.

5.4.2	The offer and issue of the Notes and the granting of the Guarantees has been duly authorised by all requisite corporate action on the part of the Company.

5.5	Due execution

5.5.1	The 2015 Indenture has been duly executed by the Company.

5.5.2
The Securities, the FCFUS Indenture and the Note Guarantees, when duly signed on behalf of the Company by the board of directors of the Company acting jointly, the Chief Executive Officer of the Company acting individually, or by a person duly authorised to sign pursuant to a valid power of attorney, will have been duly executed by the Company.

5.6	Choice of law
The choice of New York law as the law governing the contractual rights and obligations contained in the 2015 Indenture is valid and binding under Dutch law.

5.7	Enforceability
Dutch law does not restrict the validity and binding effect on and enforceability of the Opinion Documents and the Notes, when issued, against the Company.

5.8	Enforcement of court decision

In the absence of an applicable treaty between the United States of America and the Netherlands, a judgment rendered by a New York court will not be enforced by the courts in the Netherlands. In order to obtain a judgment which is enforceable in the Netherlands the claim must be relitigated before a competent Dutch court in accordance with Section 431 of the Dutch Code of Civil Procedure. A Dutch court will, under current practice, generally grant the same judgment without relitigation on the merits if (a) that judgment results from proceedings compatible with Dutch concepts of due process, (b) that judgment does not contravene public policy (openbare orde) of the Netherlands, (c) the jurisdiction of the New York court has been based on an internationally acceptable ground and (d) the judgment by the New York court is not incompatible with a judgment rendered between the same parties by a Dutch court, or with an earlier judgment rendered between the same parties by a non-Dutch court in a dispute that concerns the same subject and is based on the same cause, provided that the earlier judgment qualifies for recognition in the Netherlands.

6	ADDRESSEES

6.1
This opinion letter is addressed to you in relation to and as an exhibit to the Registration Statement and may not be disclosed to and relied upon by any other person without our prior written consent other than as an exhibit to the Registration Statement. This opinion letter is not to be used or relied upon for any purpose other than in connection with the filing of the Registration Statement.

6.2
We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the references to Loyens & Loeff N.V. under the heading ‘’Legal Matters’’ in the Registration Statement. In giving the consent set out in the previous sentence, we do not thereby admit or imply that we are in the category of persons whose consent is required under Section 7 of the Securities Act or any rules and regulations of the SEC promulgated thereunder.

Yours faithfully,
/s/ Loyens & Loeff N.V.

Schedule 1
Opinion Documents

1	The New York law indenture relating to the issuance of the Notes dated 14 April 2015, between the Company and The Bank of New York Mellon as trustee.

2	A draft form of security representing the Notes which is contained in the 2015 Indenture.

3
The New York law senior debt securities indenture, between Fiat Chrysler Finance US Inc. as issuer, the Company as guarantor and The Bank of New York Mellon as trustee, a form of which is attached as Exhibit 4.2 to the Registration Statement.

4
A draft form of guarantee by the Company of any issuance by Fiat Chrysler Finance US Inc. of senior unsecured debentures, notes or other evidences of indebtedness under the FCFUS Indenture, which is contained in the FCFUS Indenture.

Schedule 2
ASSUMPTIONS
The opinions in this opinion letter are subject to the following assumptions:

1	Documents

1.1	All signatures are genuine, all original documents are authentic and all copies are complete and conform to the originals.

1.2	The information recorded in the Former Excerpt is true, accurate and complete on the Relevant Date.

1.3
The information recorded in the Excerpt is true, accurate and complete on the date of this opinion letter (although not constituting conclusive evidence thereof, this assumption is supported by the Checks) and will be true, accurate and complete on each Execution Date (although not constituting conclusive evidence thereof, this assumption is supported by the Checks).

1.4	The Securities will be validly executed in the form of the draft referred to in paragraph 2 of Schedule 1 (Opinion Documents).

1.5	The FCFUS Indenture will be validly executed in the form of the draft referred to in paragraph 3 of Schedule 1 (Opinion Documents).

1.6	The Note Guarantees will be validly executed in the form of the draft referred to in paragraph 4 of Schedule 1 (Opinion Documents).

1.7	The Registration Statement has been filed with the SEC and declared effective pursuant to the Securities Act.

2	Incorporation, existence and corporate power

2.1
The Company has not been dissolved (ontbonden), merged (gefuseerd) involving the Company as disappearing entity, demerged (gesplitst) involving the Company as disappearing entity, converted (omgezet), subjected to emergency regulations (noodregeling) as provided for in the Act on financial supervision (Wet op het financieel toezicht), listed on the list referred to in article 2 (3) of Council Regulation (EC) No 2580/2001 of 27 December 2001, listed in Annex I to Council Regulation (EC) No 881/2002 of 27 May 2002 or listed and marked with an asterisk in the Annex to Council Common Position 2001/931 of 27 December 2001 relating to measures to combat terrorism, as amended from time to time (although not constituting conclusive evidence thereof, this assumption is supported by the contents of the Excerpt and the Checks).

2.2
The Company has its centre of main interest (as described in the 29 May 2000 Council Regulation (EC) No 1346/2000 on Insolvency Proceedings, the Insolvency Regulation) in the Netherlands and does not have an establishment (as described in the Insolvency Regulation) which has been subjected to any insolvency proceeding or winding up proceeding outside the Netherlands.

2.3	The Articles are the articles of association (statuten) of the Company in force on the Relevant Date, on each Execution Date and the date of this opinion letter.

2.4	The Board Regulations are the regulations of the board of directors of the Company in force on the Relevant Date, on each Execution Date and the date of this opinion letter.

3	Corporate authorisations

3.1
The Resolutions (a) correctly reflect the resolutions made by the board of directors in respect of the transactions contemplated by the Opinion Documents and the Notes, (b) have been made with due observance of the Articles and any applicable by-laws and (c) are full force and effect.

3.2
No member of the board of directors of the Company has a direct or indirect personal interest which conflicts with the interest of the Company or its business in respect of the entering into the Opinion Documents (although not constituting conclusive evidence thereof, this assumption is supported by the contents of the Resolutions).

3.3
The Company has not established, has not been requested to establish, nor is in the process of establishing any works council (ondernemingsraad) and there is no works council, which has jurisdiction over the transactions contemplated by the Opinion Documents (although not constituting conclusive evidence thereof, this assumption is supported by the contents of the Resolutions).

3.4	The Notes will be issued, and the Guarantees will be granted, prior to the end of 2018.

3.5	Fiat Chrysler Finance US Inc. is and shall continue to be a subsidiary of the Company.

4	Other parties

4.1.	Each party to the Opinion Documents, other than the Company, is validly existing under the laws by which it is purported to be governed.

4.2.
Each party to the Opinion Documents, other than the Company, has all requisite power or capacity (corporate and otherwise) to execute and to perform its obligations under the Opinion Documents and the Opinion Documents have been or will be, as applicable, duly authorised, executed and delivered by or on behalf of the parties thereto other than the Company.

5	Validity

5.1	Under any applicable laws (other than Dutch law):

a.
the Opinion Documents and the Notes constitute or will constitute, as applicable, the legal, valid and binding obligations of the parties thereto, and are enforceable against those parties in accordance with their terms; and

b.	the choice of law and submission to jurisdiction made in the Opinion Documents is valid and binding.

5.2	The Notes will not be affected by any rule of law which applies or may be applied to obligations arising under bills of exchange, cheques, promissory notes and other negotiable instruments.

Schedule 3
Qualifications
The opinions in this opinion letter are subject to the following qualifications:

1	Insolvency
The opinions expressed herein may be affected or limited by the provisions of any applicable bankruptcy (faillissement), suspension of payments (surseance van betaling), emergency regulations (noodregeling), other insolvency proceedings and fraudulent conveyance (actio Pauliana), and other laws of general application now or hereafter in effect, relating to or affecting the enforcement or protection of creditors' rights.

2	Enforceability

2.1
The applicable law of an agreement governs the legality, validity and enforceability of an agreement. Subject to the legality, validity and enforceability under the applicable law, as a result of the due execution of an agreement by a Dutch person, the obligations contained in such agreement become binding upon and enforceable against such Dutch person.

2.2
A Dutch legal entity may invoke the nullity of a transaction if the transaction does not fall within the objects of such legal entity and the other parties to the transaction knew, or without independent investigation, should have known, that such objects were exceeded. In determining whether a transaction falls within the objects of a legal entity all relevant circumstances should be taken into account, including the wording of the objects clause of the articles of association and the level of (direct or indirect) benefit derived by the legal entity.

3	Accuracy of information
The information obtained from a bankruptcy clerk's office (faillissementsgriffie) and the online inquiry on the relevant website (www.rechtspraak.nl) of the EU Registrations with the Central Insolvency Register (Centraal Insolventie Register) does not provide (i) conclusive evidence that the Company has not been granted a suspension of payments or declared bankrupt by a Dutch court, or (ii) information that the Company has not been subjected to any other insolvency proceedings listed in Annex A or winding up proceedings listed in Annex B of the Insolvency Regulation. Under the Dutch Bankruptcy Act (Faillissementswet) the declaration of a bankruptcy is effected by a court order, with effect from and including the day on which the bankruptcy order is issued. The clerk of the bankruptcy court is under an obligation to keep a public register in which, among others, extracts from the court orders by which a bankruptcy order is declared are registered. We have made enquiries with the clerk of the bankruptcy court whether the Company is registered as being declared bankrupt in the register kept by the clerk. We have received oral confirmation that this is not the case. Such confirmation, however, does not constitute conclusive evidence that the Company is not declared bankrupt, as a proper registration of a bankruptcy order is not a condition for the bankruptcy order to be effective.

4	Powers of attorney

4.1
Under Dutch law, each power of attorney or mandate included in the Opinion Documents, whether or not irrevocable, will terminate by force of law without notice, upon bankruptcy (faillissement), and will cease to be effective in case of a suspension of payments (surseance van betaling) of the Company or in the event of the Company being subjected to emergency regulations (noodregeling).

4.2
Under Dutch law, a power of attorney can be made irrevocable, provided that the scope of the power of attorney concerns legal acts which are in the interest of the attorney or a third party. A power of attorney does not affect the authority of the principal to perform actions within the scope of such power of attorney itself.

5	Dutch court proceedings

5.1
Pursuant to the EC Regulation of 17 June 2008 on the law applicable to contractual obligations (Rome I) and subject to the limitations of Rome I, a Dutch court may apply provisions of law other than the law chosen by the parties.

5.2
Notwithstanding any provision to the contrary, a Dutch competent court may assume jurisdiction in summary proceedings (kort geding) if provisional measures are required in view of the interest of the parties. A Dutch court has the power or obligation to stay proceedings or decline jurisdiction if prior concurrent proceedings have been brought elsewhere.

5.3	Under Dutch law specific performance may not always be available.

5.4	Any provision in an agreement permitting concurrent proceedings to be brought in different jurisdictions may not be enforceable.

5.5
It is uncertain under Dutch law whether upon the enforcement of a money judgment expressed in a non-Dutch currency against assets situated in the Netherlands by way of an enforcement sale (executoriale verkoop), proceeds can be obtained in such non-Dutch currency.

5.6
If an action is instituted in the Netherlands for payment of a sum of money expressed in a non-Dutch currency, the claimant has the option to request a Dutch court to render judgment either in the lawful currency of the Netherlands or such non-Dutch currency. An enforceable judgment in a non-Dutch currency may be enforced in the Netherlands either in such non-Dutch currency or, if enforcement purposes would so require, in the lawful currency of the Netherlands. In either case, the applicable rate of exchange is the rate of exchange at which the claimant can purchase the sum payable in the non-Dutch currency without delay.

6	Regulatory
If a facsimile or scan copy signature is used for a Security, each signatory should consent to such use of his or her signature and evidence of such consent may be required for the enforcement of the Notes in the Netherlands. If a Security is executed by affixing thereto the facsimile or scan copy signature of a person who no longer holds office on the actual issue date of the relevant Note, it may be necessary for the enforcement of the Note in the Netherlands that the holder thereof presents both the Note and evidence of the agreement of the Company to also be bound in such circumstances and evidence of the consent of the signatory.

7	Trust
Pursuant to the Convention on the law applicable to trusts and their recognition of 1 July 1985, a trust created in accordance with the chosen law, will be recognised by the courts in the Netherlands, provided that the chosen law provides for trusts and the trust has been created voluntarily and is evidenced in writing. The courts in the Netherlands will, however, not be bound to recognise a trust of which the significant elements are more closely connected with states which do not provide for the institution of the trust.